Exhibit 15.1

March 30, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Form 6-K for the event that occurred on March 30, 2022, to be filed by our former client, Happiness Development Group Limited. We agree with the statements made in response to General Instructions B related to changes in registrant’s certifying accountants insofar as they relate to our Firm.

Very truly yours,

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

March 30, 2022